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                                                                   EXHIBIT 23.01

             CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
PharmChem Laboratories, Inc.:

     We consent to the incorporation by reference in the registration statements (File numbers 33-45481, 33-64770 and 333-36885) on Form S-8 of PharmChem Laboratories, Inc. of our report dated February 13, 1998, relating to the consolidated balance sheet of PharmChem Laboratories, Inc. and subsidiary as of December 31, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended, and related schedule, which report appears in the December 31, 1997 annual report on Form 10-K of PharmChem Laboratories, Inc.

                                          KPMG PEAT MARWICK LLP
San Francisco, California
March 25, 1998